Exhibit 99.1

OLD POINT NATIONAL BANK SURPASSES 1,000 LOAN MILESTONE FOR PAYCHECK PROTECTION PROGRAM

HAMPTON, Va., May 6, 2020 – Old Point National Bank (Old Point) announced today that it has helped to save approximately 1,000 small businesses and over 10,000 jobs in its community of Hampton Roads, Virginia. As of May 5th, Old Point has successfully obtained Small Business Administration (SBA) approval for 1,037 loans totaling more than $111 million through the Paycheck Protection Program (PPP). The Bank continues to process loans for existing and new customers while funding is available.

“For the last month, our top priority has remained steadily focused on the health and financial well-being of our Old Point family. To date, we have obtained SBA approval for every client and new client who applied in the first round, plus hundreds more. I couldn’t be more proud of how the Old Point team has worked diligently around the clock to support our local business community,” said Robert F. Shuford, Jr., Chairman, President & CEO.

In the first phase of funding from the SBA, Old Point accepted approximately 750 PPP applications, and obtained approval on about 80%. At the end of round one, Old Point had made 1% of the PPP approvals in the entire state of Virginia, which is more than triple the Bank’s state-wide deposit market share.

The average loan size in the first round at Old Point was about $153,000 and the median was about $60,000. Currently in the second round, the average loan size is about $46,000 and the median is about $20,000. True to its community banking spirit, the smaller loan amounts in the second round speak to Old Point’s commitment to true small and micro businesses in Hampton Roads. Many small businesses were ignored by the larger banks. A non-Old Point customer, Beth Anne Garriott Campbell, President of Virginia Beach-based MidAtlantic Surveying and Land Design said, “Old Point has bent over backwards for me. They are truly serving the local community. My big bank didn’t have the time of day for me.” Paul Reagan, a long-time Old Point client and President of Sampling Associates International, LLC. also said, “Needless to say the loan is a lifeline. However, our appreciation for Old Point’s efforts did not end with the disbursement of funds. The more I speak to colleagues, and the more I learn about the obstacles and disappointments others have experienced, the more fortunate I feel to have Old Point on my side.”

Robert F. Shuford, Jr. added, “Old Point is meeting the needs of our community and we are demonstrating the dedication of our community bankers. Small businesses are truly the backbone of our local economy and working together, we will get through this by taking care of each other.”

For over 95 years, Old Point has been a trusted Hampton Roads community bank. To find the most up-to-date information regarding Old Point’s response to the Coronavirus pandemic, including additional measures the Bank is taking, please visit our website at OldPoint.com/coronavirus-info. Customers in need of assistance should contact their branch manager, relationship manager, or call Old Point’s Customer Service Center at 757.728.1290 to discuss their individual circumstances and the potential solutions available to them.

ABOUT OLD POINT NATIONAL BANK

Old Point National Bank is a wholly owned subsidiary of Old Point Financial Corporation (NASDAQ: OPOF) with branches throughout Hampton Roads, VA. It is a full service bank offering a wide range of financial services, from solutions focused on individuals and small businesses to comprehensive commercial services. For additional information, please visit OldPoint.com.

Contact:  Laura Wright, VP/Marketing Director, 757.728.1743 or lwright@oldpoint.com